Chemtura Completes Sale of Antioxidant and UV Stabilizers Business to SK Capital Partners

PHILADELPHIA, Pa., May 1, 2013 – Chemtura Corporation (NYSE/EuroNext Paris: CHMT) today announced it has completed the sale of its Antioxidant and UV Stabilizers business, including dedicated manufacturing plants in the U.S., France, and Germany, to affiliates of SK Capital Partners, for $200 million. The transaction is subject to a post-closing adjustment related to net working capital.

“This divestiture completes the first of our portfolio transformation actions, which will simplify our portfolio, position us to better exploit secular industry growth trends in our chosen areas of market focus, benefit from exposure to the faster growing regions, and continue to deliver margin expansion to meet our performance goals,” said Craig A. Rogerson, Chemtura’s Chairman, President and CEO.

Chemtura will account for the sale of the business in its second quarter 2013 financial statements and anticipates recording a non-cash loss primarily related to the release of cumulative foreign currency translation adjustments and accumulated other comprehensive income related to the transfer of pension obligations, among other items.

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SK Capital is a leading investment firm with a disciplined focus on the specialty materials, chemicals and healthcare sectors. Their current portfolio generates over $6 billion in revenues and employs in excess of 5,000 people.

Chemtura Corporation, with 2012 sales of $2.6 billion,1 is a global manufacturer and marketer of specialty chemicals, agro chemicals, and pool, spa and home care products. Additional information concerning Chemtura is available at www.chemtura.com.

1 2012 net sales of $2.6 billion reflects discontinued operations treatment for the Antioxidant and UV Stabilizers business.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Exchange Act of 1934, as amended. These forward-looking statements are identified by terms and phrases such as “potential,” “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	Our ability to implement our growth strategies in rapidly growing markets;

•	Our ability to successfully integrate acquisitions into our business; and

•	Other risks and uncertainties described in our filings with the Securities and Exchange Commission including Item 1A, Risk factors, in our Annual Report on Form 10-K.

These statements are based on our estimates and assumptions and on currently available information. Our forward-looking statements include information concerning possible or assumed future results of operations, and our actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this press release was issued. We undertake no duty to update any forward-looking statements to conform the statements to actual results or changes in our operations.

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Contacts

Investors:

Dalip Puri

Vice President, Investor Relations and Treasurer

203-573-2153

Media:

John Gustavsen

Manager, Corporate Communications

203-573-3224